EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Flex Fuels Energy Limited, a corporation formed under the laws of England and Wales

WDX Organisation Limited, a corporation formed under the laws of England and Wales

Bio-AMD Holdings Limited, a United Kingdom corporation